Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement and General Release is entered into effective as of the 15th day of December, 2008, by and between Tom Stone, a U.S. citizen with resident at Maumee, OH (“Employee”) and Dana Holding Corporation, a Delaware Corporation together with its affiliates and subsidiaries (collectively referenced herein as “Dana” or the “Company”).
Recitals
A.	Employee has been employed by Dana (or its predecessor) in the United States since June 27, 2005. Employee’s last day as an active employee will be December 31, 2008. He has most recently been serving as President, Light Axle Products Group, Automotive Systems Group.
B.	The Employee and Dana have mutually agreed to separate under amicable circumstances after a full discussion and review of current circumstances and options.
C.	Employee and Dana have concluded that it would be in the best interests of both Employee and Dana to enter into this Separation Agreement and General Release (the “Agreement”) in order to replace and supercede the Executive Agreement between the Executive and the Company entered into on May 16, 2007 (the “Executive Agreement”) and permit Employee and Dana to separate under mutually agreed terms to pursue other options outside of Dana.
D.	In order to recognize the above-described concerns, and without either party admitting any liability to the other except for such obligations as shall be herein below assumed, Employee and Dana have agreed as set forth below.
     NOW, THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, intending to be bound by this Agreement, the parties agree as follows:
1.	Employment. Employee and Dana agree that Employee’s current duties at Dana will end, effective upon the expiration of the seven day period for revocation described below in Paragraph 13.. Between the effective date of this Agreement and December 31, 2008, Employee will work on such ongoing and transition matters as Dana may reasonably assign. The Executive Agreement and Exhibit A thereto will be terminated and of no further force and effect as of December 31, 2008.

2.	Employment Records. Dana’s records will indicate that Employee’s employment was terminated by job elimination for reasons related to the severe economic conditions in Dana’s market, effective December 31, 2008. The Employee will receive his final pay as an active employee together with (i) his December, 2008 perquisite allowance and (ii) any accrued unused vacation at the end of December, 2008. Copies of this Agreement will be maintained in Employee’s human resources file.

3.	Payments/Consideration. Employee shall receive the following as consideration for Employee’s acceptance and execution of this Separation Agreement and Release (as summarized on attached Exhibit A). Employee acknowledges that each item listed constitutes special consideration in exchange for the promises made herein and that Dana was not otherwise obligated to provide these payments or benefits to Employee:
a.	Upon the receipt of an invoice detailing the charges, Dana will reimburse Employee for legal services used by Employee in the negotiation and execution of this Separation Agreement and Release up to a maximum cost of Two Thousand Dollars ($2,000).

b.	Dana shall provide Employee with outplacement services in the U.S. at a cost of up to $20,000 to be direct billed to Dana. The Employee shall have 30 days from the execution of this Agreement to elect to use the outplacement services or the Employee may, in lieu thereof, elect to receive the $20,000 cost in a direct payment from Dana (subject to deduction of required taxes). If the Employee elects the direct payment option, he must provide Dana with written notice and the payment will be made no later than the month following the month during which such written notice is received.

c.	Employee will receive a lump sum payment equal to 12 months of base compensation with all deductions required by law. This payment will be made within 30 days after the expiration of the period for revocation described below in Paragraph 12 except that to the extent any part of this payment would be considered “deferred compensation” not exempt from the requirements of Section 409A of the Internal Revenue Code as referenced in Paragraph 11 below, that portion (if any) of the lump sum payment which exceeds the lesser of (A) two times the Employee’s annualized compensation from Dana for the 2007 calendar year, or (B) $460,000 (i.e. two times the annual limit on compensation as may be in effect under Section 401(a)(17)

of the Internal Revenue Code for 2008), shall not be paid to Employee until six months and one day after the Employee’s termination date (or, if earlier, upon the Employee’s death).
4.	Health Insurance & Other Benefits. Dana will provide group health insurance and for Employee until December 31, 2008 as the last day of the month in which his employment terminated. The Employee will also receive 18 months of subsidized COBRA (requiring payment of only the employee’s premium (based on the coverage chosen) from January 1, 2009 through June 30, 2010. Subsequently, the Employee shall be entitled to an additional 6 months of COBRA coverage (at the standard rate) in accordance with the legal requirements of COBRA.

5.	Other Benefits. Dana shall provide Employee with the benefits to which he is entitled in accordance with the provisions of any applicable Dana plans in which he participates (including but not limited to the 2008 Dana Holding Corporation Omnibus Stock Incentive Plan) to the extent that such benefits represent those that Employee is either vested in or otherwise entitled to receive. The effective date of his termination for the purposes of such plans shall be December 31, 2008. The specific treatment of Long-Term Incentive Plan grants are referenced on Exhibit A. It is expected that no 2008 Executive Incentive Compensation (“EIC”) payout or Annual Incentive Plan (“AIP”) payout will occur due to the Company’s performance against applicable standards, but if such payout(s) occur, the Employee shall receive the payout(s) set forth on Exhibit A notwithstanding his separation from Dana. Nonetheless, if the Board should, in the exercise of its sole discretion, declare a bonus to be payable to senior executives of the Company, then the Employee will be eligible for any such payout notwithstanding his separation from Dana. No EIC payout will be made unless the Company qualifies for such a payout and a 2008 EIC payout is made to any other eligible Executive. The Employee’s PERQ allowance will continue through the end of the Employee’s last month on the active payroll.

6.	SERP. The Employee’s termination will be considered an Involuntary Termination without Cause and the Employee shall receive a SERP benefit as calculated in accordance with Paragraph 2.5 of the SERP dated June 27, 2005, and set forth in attached Exhibit A, subject to the requirements of Section 409A of the Internal Revenue Code as more particularly described in Paragraph 3 c. above.

7.	General Release. Employee, on behalf of himself and his attorneys, agents, representatives, successors, assigns, heirs, administrators and executors (collectively, “Releasors”) hereby forever releases and discharges Dana and any of its affiliates, parent or subsidiary entities, owners, partners, officers, directors, agents, employees, representatives, employee benefit plans, plan administrators or plan sponsors, attorneys and executors (collectively, “Released Parties”), from any and all claims, demands, suits, liabilities, charges or grievances of any nature whatsoever, whether known or unknown, arising prior to the execution of this Agreement by all parties hereto or relating in any way to Employee’s employment, employment agreements or contracts with Dana or the termination of such employment or the negotiation and execution of this Agreement, whether the same be sounding in tort, contract or for the violation of any federal, state or local statute, code, common law or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, or any parallel federal or state statute, ordinance or court decision and claims for attorneys fees and costs. It is understood that this Release constitutes a general release. Notwithstanding the foregoing to the contrary, however, Employee does not release Dana from any obligations of indemnification which flow to Employee as a senior executive or officer of Dana, whether under the Bylaws, Restated Certificate of Incorporation, other corporate constitutive documents, or under law, for matters as to which Employee is entitled to indemnification from Dana while he was an employee of Dana. Employee recognizes that Dana does not have any obligation to reinstate or reemploy him, and he agrees not to reapply for employment at Dana or at any Dana facility. This Release does not prevent Employee from suing Dana to enforce Dana’s obligations hereunder nor does it preclude Employee from filing any claim for workers’ compensation.

8.	Non-Competition and Non-Solicitation Obligations. The parties recognize that due to his position within Dana, Employee has a special knowledge of Dana’s business plans, people, and confidential trade secret information. It is further agreed that the disclosure of this information would result in extensive damage to Dana. Dana, for its part, recognizes Employee will need to make a living to support his family. In order to meet the interests of both parties, and in consideration of Dana’s promises set forth in Paragraph 4 above, Employee agrees that he will not without the express prior written approval of Dana, prior to June 30, 2009, provide services of any kind for remuneration to any business, individual, or entity located in North or South America which has products which compete with axle products of Dana which represent more than 10% of Dana’s 2008 sales from those businesses for which Employee had responsibility during his final twenty four months of employment with Dana. Further, Employee agrees not to solicit or to assist or otherwise become involved in the solicitation of any Dana employee for employment outside of Dana or its subsidiaries or affiliates in North America prior to June 30, 2009. Employee further agrees to make full disclosure of the applicable obligations contained in Paragraphs 7 through 10 of this Agreement to any prospective employer prior to June 30, 2009.

9.	Non-Disparagement. Employee shall not disparage or criticize Dana or any of its businesses or employees to third parties whether inside or outside of Dana. Further, Dana will not disparage or criticize Employee to prospective employers or to third parties whether inside or outside of Dana. Provided however, that (i) neither Dana nor Employee shall be held in violation of this provision for any statements believed to be truthful if such statement is required by law, legal process or made with the consent of the other party and (ii) for purposes of Dana’s obligations hereunder this obligation will apply to actions or statements made solely by any members of Dana’s Executive Committee.

10.	Reasonable Cooperation. Employee agrees that he will reasonably cooperate on any reasonable requests from Dana regarding the transition of responsibilities from the Employee and will further cooperate with Dana for two years subsequent to his separation in connection with governmental compliance or pending actual or threatened litigation involving Dana that relate to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Employee’s employment. Dana will reimburse the Employee for his actual reasonable expenses, as well as his actual reasonable attorneys’ fees (if independent counsel is necessary). Any such cooperation shall be at the reasonable request of Dana and would be subject to the reasonable demands of the Employee’s schedule. Cooperation will include and be limited to:
a)	Making himself reasonably available for interviews and discussions with Dana’s counsel as well as for depositions and trial testimony;

b)	Making himself reasonably available and cooperating in connection with the preparation with Company counsel of any testimony required whether as part of a deposition or trial testimony;

c)	Refraining from impeding in any way Dana’s prosecution or defense of any such litigation or administration proceeding; and

d)	Cooperating fully in the development and presentation of Dana’s prosecution or defense of such litigation or administrative proceeding.
11.	Confidentiality. The parties agree that this Agreement, and the terms hereof, are confidential except as such disclosure may be required to discharge any SEC or other relevant legal obligation and may not be disclosed in any manner to any third party except in a proceeding to enforce the terms hereof or if required by applicable law or legal process or as to statements made to

Employee’s wife, lawyer and tax or financial advisors in connection with the negotiation of this Agreement or the implementation of its terms. Employee acknowledges that he is subject to restrictions against disclosure of confidential or trade secret information through both written agreement with Dana and the effect of common law. Employee will take affirmative steps reasonably necessary or required by Dana to protect confidential and proprietary information from inappropriate disclosure and will give Dana reasonable prior notice in order to permit the Company to act in the event that disclosure of confidential or proprietary information is required by law or court order.

12.	Section 409A. It is the intent of the parties that this Agreement be administered so as to comply with Section 409A of the Internal Revenue Code and all applicable regulations. The parties intend that since the Employee is considered a “specified employee” of Dana for purposes of Section 409A any payment due hereunder which is “deferred compensation” subject to Section 409A shall be delayed for at least six (6) months after the date of Employee’s termination as deemed reasonably necessary by counsel for Dana in order to avoid any violation and/or Section 409A penalties.

13.	Consideration of Agreement. Employee acknowledges that he has twenty-one (21) days from his receipt of this Agreement to decide if he wishes to agree to its terms, and that he is under no obligation to communicate his decision whether or not to execute this Agreement before the 21-day period has expired. Employee further acknowledges that he has seven (7) days after he has signed this Agreement to revoke the Agreement, and the Agreement shall neither be effective nor enforceable until after the seven (7) day period has expired. Any revocation of this Agreement must be in writing and delivered to Dana’s Human Resource Manager at the corporate office before the expiration of the seven (7) days.

14.	Discussion with Counsel. Employee acknowledges that he has been given an ample opportunity to fully discuss the terms of this Agreement with counsel of his own choosing and, in fact, Dana has suggested to him that he take such opportunity. Employee understands and voluntarily accepts the terms of this Agreement, and believes it to be a fair and reasonable settlement of any and all outstanding issues between the parties.

15.	No Admission. It is expressly understood and agreed that, by entering into this Agreement, none of the parties hereto are admitting any wrongdoing or liability, and that all parties expressly deny having engaged in any unlawful conduct of any nature.

16.	Severability. Should any provision of this Agreement be held to be illegal or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement and the remaining provisions shall remain fully enforceable.

17.	Complete Agreement. This Agreement represents the complete and entire understanding of the parties, and supersedes all prior agreements, representations, and understandings, express or implied, concerning the subject matter hereof, including the Executive Agreement. This Agreement may only be amended in writing signed by the parties.

18.	Assignability. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the express written consent of the other party hereto except that in the unfortunate and unlikely event of Employee’s death before the receipt of all payments under Paragraphs 3-7, and his receipt of all other benefits described herein, the Employee’s heirs, beneficiaries, and/or representative shall be entitled to all such payments and benefits on the same terms and conditions as Employee would receive them under this Agreement were he alive, subject to the terms and conditions of the applicable benefit plans.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Choice of Law. This Agreement shall be deemed to have been made at Toledo, Ohio and shall be interpreted in accordance with Ohio law without regard to choice of law provisions.

21.	Disputes. The parties agree to utilize arbitration for disputes prior to resort to a judicial forum except to enforce rights under Paragraphs 7 through 10 above. In the case of such enforcement actions, resort to court for injunctive remedies shall be immediately available. Arbitration hereunder shall take place in Toledo, Ohio using the rules of the American Arbitration Association.
     The parties acknowledge and understand that this Agreement has been negotiated at arm’s length between the parties and that each party has had the opportunity to fully consult with counsel of their own choosing and is completely informed with respect to the terms, covenants, conditions, and obligations contained in this Agreement and the meaning and effect thereof. Each party has freely and voluntarily entered into this Agreement with the full knowledge of its impact and effect.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement by their signatures below.

WITNESS:	/s/ Gary M. Golden	NAME:

/s/ Thomas R. Stone

12/15/08

WITNESS:	/s/ Gary M. Golden	DANA HOLDING CORPORATION

		By:	/s/ Robert Marcin

		Title:	Chief Administrative Officer

8